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                                                                 EXHIBIT 23.10.4



                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 10, 1998 and February 10, 1997, with respect to the financial statements of Shannon Manor Apartments, A Limited Partnership for the years ended December 31, 1997 and 1996 included in the Prospectus Supplement of AIMCO Properties, L.P., dated March 15, 1999, related to the offer to acquire units of limited partnership interest of Shannon Manor Apartments, A Limited Partnership.




                                                           /s/ ERNST & YOUNG LLP


Greenville, South Carolina
March 9, 1999